Exhibit 10.4

NON-UNION EMPLOYEE STOCK APPRECIATION RIGHT PLAN

December 30, 2008

The following describes the Non-Union Employee Stock Appreciation Right Plan (the “Plan”) of YRC Worldwide Inc. (the “Company”):

1.	The Company will grant stock appreciation rights with respect to the Company’s common stock (“SARs”) to all U.S. and Canadian non-union employees of the Company and its subsidiaries who are classified as full-time (the “Qualifying Employees”, but excluding employees who participate in the Company’s LTIP). Each SAR shall give a Qualifying Employee the right to receive a cash payment from the Company equal to the difference of the closing price of the Company’s common stock on the date of exercise less the exercise price of the SAR on the date of grant.

2.	The maximum number of SARs will be SARs with respect to 5,269,577 shares of the Company’s common stock. The SARs shall be granted as of the Effective Date.

3.	“Effective Date” means January 2, 2009.

4.	The number of SARs granted on the Effective Date to each Qualifying Employee in a grade level shall be the number set forth beside each grade level in Exhibit A. Each Qualifying Employee shall be notified and furnished appropriate documentation as quickly as reasonably possible after the Effective Date of the Qualifying Employee’s specific grant. The number of SARs in all grade levels may not exceed the maximum number of SARs defined in Section 2. The unallocated portion of the maximum SARs may be withheld from allocation to specific employees to cure any administrative errors in distributing the grants. If these SARs are not distributed, they shall be forfeited. Only whole numbers of SARs may be granted.

5.	Each SAR will have an exercise price equal to the closing price of the Company’s common stock trading on The NASDAQ Stock Market on the Effective Date, or if the Effective Date is not on a trading day, on the first trading day following the Effective Date .

6.

The SARs shall vest at the rate of 25% per year upon each January 2nd, commencing on January 2, 2010. Once vested, the SARs shall become exercisable and remain exercisable for 10 years following the Effective Date (the “Exercise Period”).

7.	The SARs shall include a net exercise for paying each Qualifying Employee’s withholding taxes at the applicable statutory rate.

8.	Except as described in Sections 9-12 below, if a Qualifying Employee terminates employment (other than because of death, disability or retirement), all unvested SARs will terminate. All vested SARs shall remain the property of the Qualifying Employee, but the Qualifying Employee shall only have 90 days after termination of employment to exercise the vested SARs, subject to the Exercise Period.

9.	If a Qualifying Employee retires on or after the date the Company’s shareholders have rejected the Company’s Non Union Stock Option Plan adopted on the same date as the Plan (the “Stock Option Plan”), any unvested SARs shall continue to vest according to their terms, all vested SARs shall remain the property of the Qualifying Employee and all vested SARs shall be exercisable during the Exercise Period. For this purpose, “retirement” is deemed to occur when a Qualifying Employee terminates employment (other than by death) when his or her age is 65 or greater or age plus years of service equals or exceeds 75, in each case, at the time of termination.

10.	If a Qualifying Employee dies or becomes permanently and totally disabled on or after the date the shareholders of the Company have rejected the Stock Option Plan, the Qualifying Employee or the Qualifying Employee’s estate shall retain all vested SARs, any SARs that would have otherwise vested following the date of his or her death or disability shall also vest and vested SARs shall be exercisable for one year following the date of death or disability, subject to the Exercise Period. A Qualifying Employee shall be considered “permanently and totally disabled” if the Qualifying Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Qualifying Employee’s employer. The existence of a permanent and total disability shall be evidenced by such medical certification as the Secretary of the Company shall require and as the Compensation Committee (the “Committee”) of the Board of Directors of the Company approves.

11.	If the Company terminates a Qualifying Employee due to a lay off, reduction in force or elimination of the Qualifying Employee’s position on or after the date the Company’s shareholders shall have rejected the Stock Option Plan, the Qualifying Employee will retain his or her vested SARs; and, in addition, pursuant to a severance benefit program or arrangement, the Company may, in its sole discretion which need not be reasonably exercised, permit the Qualifying Employee to retain any unvested SARs that shall vest during a period following separation that the Company shall determine and may permit the Qualifying Employee to exercise the SARs at anytime during the Exercise Period. After any such vesting period, all other unvested SARs shall terminate.

12.	If a “Change of Control” of the parent company, YRC Worldwide Inc., occurs while the Qualifying Employee is in the employ of the Company or a subsidiary of the Company prior to the time the SARs vest but on or after the date the shareholders of the Company shall have rejected the Stock Option Plan, the SARs shall accelerate and become fully vested and become the right to receive in cash the value (as determined in good faith by the Committee) of the consideration per share that shareholders of the Company would receive as result of the Change of Control less the exercise price per share of the SARs.

For the purposes of this Section, a “Change of Control” shall be deemed to have taken place if:

(a)	a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), purchases or otherwise acquires shares of the Company after the date of grant that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company;

(b)	a third person, including a “group” as defined in Section 13(d)(3) of the Exchange Act, purchases or otherwise acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) shares of the Company after the date of grant and as a result thereof becomes the beneficial owner of shares of the Company having 35% or more of the total number of votes that may be cast for election of directors of the Company; or

(c)	as the result of, or in connection with any cash tender or exchange offer, merger or other Business Combination, or contested election, or any combination of the foregoing transactions, the Continuing Directors shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company during any 12-month period.

For the purposes of this Section 12, “Business Combination” means any transaction that is referred to in any one or more of clauses (a) through (e) of Section 1 of Subparagraph A of Article Seventh of the Certificate of Incorporation of the Company; and “Continuing Director” means a director of the Company who meets the definition of Continuing Director contained in Section 7 of Subparagraph C of Article Seventh of the Certificate of Incorporation of the Company.

13.	Transfers of employment between the Company and a subsidiary, or between subsidiaries, shall not constitute a termination of employment for purposes of the SARs.

14.	Authorized leaves of absence from the Company shall not constitute a termination of employment for purposes of the SARs. For purposes of the SARs, an authorized leave of absence shall be an absence while the Qualifying Employee is on military leave, sick leave, or other bona fide leave of absence so long as the Qualifying Employee’s right to employment with the Company is guaranteed by statute, a contract or Company policy.

15.	To the extent Qualifying Employees have taxable income in connection with the grant, vesting or exercise of the SARs, the Company is authorized to withhold from any compensation payable to Qualifying Employees any taxes required to be withheld by foreign, federal, state, provincial or local law.

16.	No rights under the SARs shall be transferable otherwise than by will, the laws of descent and distribution or pursuant to a qualifying domestic relations order (“QDRO”), and, except to the extent otherwise provided herein, the rights and the benefits of the SARs may be exercised and received, respectively, during the lifetime of the Qualifying Employee only by the Qualifying Employee or by the Qualifying Employee’s guardian or legal representative or by an “alternate payee” pursuant to a QDRO.

17.	If, after presentation of the Stock Option Plan to the Company’s shareholders for a vote, the Company’s shareholders approve the issuance of options and the common stock issuable upon exercise of the those options, in each case, pursuant to the Stock Option Plan, the SARs shall automatically terminate.

18.	Under no circumstances will the Company be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan or the Company’s role as Plan sponsor.

19.	Any SARs that are forfeited or terminated under the Plan shall no longer be reserved for issuance under the Plan.

20.	The Plan has been designed so that the grant, vesting, exercise and payments of awards hereunder are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent that an award or payment, or the settlement or deferral thereof, is or becomes subject to Section 409A of the Code, except as the Committee otherwise determines in writing, the award shall be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code, including regulations or other guidance issued with respect thereto, such that the grant, payment, settlement or deferral shall not be subject to any additional taxation applicable under Section 409A of the Code.

21.	The Plan shall be governed, construed and administered in accordance with the laws of the State of Delaware without giving effect to the conflict of laws principles.

22.	The Plan described above represents the plan of the Company regarding the non-union SARs. The Committee is authorized to amend and modify the Plan for the purposes of administration to address additional details such as (without limitation) the impact of stock splits and administrative matters. Any such amendments or modifications shall be final and binding on the Qualifying Employees. The Committee shall administer and interpret the Plan, and its decisions shall be final and binding with respect to administration and interpretation.